Dear Joe:

This letter serves to confirm our agreement regarding the reassignment of your duties with Colfax Corporation (the "Company"). The Company has requested and you have agreed to be reassigned as Senior Vice President, Strategic Marketing and Business Development reporting to me and with the duties we have discussed for a term of up to nine months (the "Reassignment"). Your principal place of business shall remain in Richmond, VA.

The Reassignment constitutes "Good Reason" pursuant to Section 10.6 of your Executive Employment Agreement between you and the Company dated April 22, 2008 (the "Employment Agreement"). You have informed the Company that you have agreed to the Reassignment and do not desire to resign from the Company as provided in the Employment Agreement.

Notwithstanding (i) anything to the contrary set forth in the Employment Agreement and (ii) your agreement to the Reassignment, the Company hereby agrees that you shall have Good Reason to effect a Good Reason termination in accordance with Section 1.1 (d) of the Executive Agreement upon completion of the term of the Reassignment. .

This Letter is governed by and is to be construed, administered, and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of law principles.

Sincerely,

/s/ William Roller
Executive Vice President

William Roller

I hereby agree and acknowledge the terms of this Letter.

/s/ Joe Niemann
Joe Niemann
Date: 12-17-2010